UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2022

RACKSPACE TECHNOLOGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39420	81-3369925
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Fanatical Place
City of Windcrest
San Antonio, Texas	78218
(Address of principal executive offices)	(Zip Code)

(210) 312-4000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RXT	The Nasdaq Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On December 9, 2022, Rackspace Technology, Inc. (the “Company”) issued an update following the recent ransomware incident affecting its Hosted Exchange email business, a managed email solution provided to small and medium businesses. Following the discovery of the incident, Rackspace engaged industry-leading global cybersecurity firm CrowdStrike to help investigate and remediate. Due to swift action on the Company’s part in disconnecting its network and following its incident response plans, CrowdStrike has confirmed the incident was quickly contained and limited solely to the Hosted Exchange Email business.

The Hosted Exchange Email business represents approximately 1% of Rackspace’s total annual revenue and is comprised of primarily small and medium businesses who solely use this product. No other Rackspace products, platforms, solutions, or businesses were affected or are experiencing downtime due to this incident.

Rackspace is actively transitioning the affected customers to the more modern Microsoft Office 365 – with many having already successfully completed the migration. Rackspace is working diligently and expeditiously with the goal of getting all customers back up and running. The Company is making all of its resources available to provide support to those remaining customers, including additional surge staff and a Microsoft Fast Track team who has deployed to supplement the Rackspace workforce.

“Our Information Security team had strong incident response protocols in place that led to the quick containment of the ransomware attack. We invest time and resources in cybersecurity – we take our processes and procedures very seriously around cyber threats. This is why other parts of our business and the vast majority of our customers were not affected in any way by the incident and remain secure and fully operational,” said Josh Prewitt, Rackspace Chief Product Officer.

Rackspace continues to make significant progress in its investigation into the incident. The Company’s investigation is also focused on understanding root cause and implementing additional security measures to defend against future cyber threats. Rackspace will share additional updates on these measures with customers as appropriate.

“We are a customer-first organization and sincerely apologize for the disruption this incident has caused those customers who utilize our Hosted Exchange email services,” Prewitt continued. “We have prioritized getting our customers back on email and have surged our staff and been working around the clock to support them in this transition. We have made significant progress getting customers back on email and will continue to focus our efforts to support customers and get them on email as soon as possible. We are continuing to work on data recovery, which we know is very important to our customers. Rackspace understands the importance of addressing this incident and we’ve prioritized communication with customers, exploring every potential avenue to reach them, share the information that is known, and most importantly, get them access to email.”

Rackspace maintains cybersecurity insurance commensurate with the size of its business, and is confident in its ability to absorb potential financial costs associated with the incident and fulfill its obligations to other customers.

The information in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Forward-Looking Statements

This Current Report on Form 8-K includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. These statements include, but are not limited to, express or implied forward-looking statements relating to our expectations regarding our ability to contain and assess the ransomware attack and the impact of the ransomware attack on our clients and financial results. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include the ongoing assessment of the ransomware attack, legal, reputational and financial risks resulting from cyberattacks, including the ransomware attack, the effectiveness of business continuity plans during the ransomware attack, and the other factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RACKSPACE TECHNOLOGY, INC.

By:	/s/ Amar Maletira
	Name:	Amar Maletira
	Title:	Chief Executive Officer

Dated: December 9, 2022